Exhibit 99.1

Catalyst Pharmaceuticals’ Firdapse® (amifampridine phosphate) Receives

Marketing Approval in Canada for Patients with LEMS

CORAL GABLES, Fla., August 06, 2020 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (Catalyst) (Nasdaq: CPRX), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, today announced that Canada’s national healthcare regulatory agency, Health Canada, has approved the use of Firdapse® (amifampridine) for the treatment of patients in Canada with Lambert-Eaton myasthenic syndrome (LEMS), an ultra-rare, debilitating and potentially life-threatening neurodegenerative condition.

Firdapse® was approved under Priority Review by Health Canada. The marketing application submitted to Health Canada included safety and efficacy data from Catalyst’s two previously reported multi-national clinical trials evaluating Firdapse® for the treatment of patients with LEMS, and the data from these trials was used to support the new drug submission (NDS) to Health Canada. Firdapse® was previously approved for marketing by the U. S. Food and Drug Administration and the European Commission in 2018 and 2009, respectively, and is currently being used to treat LEMS patients in the United States and in more than 15 additional countries.

“At Catalyst, we are dedicated to changing the lives of patients suffering from rare neuromuscular diseases, and we are proud that we have brought forward an approved therapeutic option for patients in Canada suffering with LEMS. We anticipate continuing to interact with Health Canada as we try to expand the Firdapse® label to include other indications,” said Gary Ingenito, M.D., Ph.D., Catalyst’s Chief Medical and Regulatory Officer.

“We are currently in discussions with a potential marketing and distribution partner in Canada to provide access for Firdapse®, patient-by-patient, as rapidly as possible,” said David Ailinger, Vice President of Business Development at Catalyst.

About Lambert-Eaton Myasthenic Syndrome (LEMS)

Lambert-Eaton myasthenic syndrome, or LEMS, is a rare autoimmune disorder, most often characterized by muscle weakness of the limbs. The disease is caused by an autoimmune reaction where antibodies are formed against voltage gated potassium channels in the connection between nerves and the muscles they communicate with. In approximately 50% of cases, LEMS is associated with an underlying malignancy, most commonly small-cell lung cancer, and in some individuals, LEMS is the first symptom of such malignancy. LEMS generally affects the extremities, especially the legs. As the disease most affects the parts of limbs closest to the trunk, difficulties with climbing stairs or rising from a sitting position are commonly noted. Physical exercise and high temperatures tend to worsen the symptoms. Other symptoms occasionally seen include weakness of the muscles of the mouth, throat, and eyes. Individuals affected with LEMS also may have a disruption of the autonomic nervous system, including dry mouth, constipation, blurred vision, impaired sweating, and/or hypotension.

About Firdapse®

Firdapse® (amifampridine) 10 mg tablets is an oral, nonspecific, voltage-dependent, potassium (K+) channel blocker that causes depolarization of the presynaptic membrane and slows or inhibits repolarization. This action results in the opening of slow voltage-dependent calcium (Ca2+) channels, allowing for a subsequent influx of Ca2+. In turn, it induces the exocytosis of synaptic vesicles containing Acetylcholine (ACh) to release more ACh into the synaptic cleft, enhancing neuromuscular transmission, and providing for improved muscle function.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a commercial-stage biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating, chronic neuromuscular and neurological diseases, including Lambert-Eaton myasthenic syndrome (LEMS), anti-MuSK antibody positive myasthenia gravis (MuSK-MG), and spinal muscular atrophy (SMA) Type 3. Catalyst’s new drug application for Firdapse® (amifampridine) 10 mg tablets for the treatment of adults with LEMS was approved in November 2018 by the U.S. Food & Drug Administration (“FDA”), and Firdapse® is now commercially available in the United States. Prior to its approval, Firdapse® for LEMS had received breakthrough therapy designation and orphan drug designation from the FDA. Firdapse® is currently being evaluated in clinical trials for the treatment of MuSK-MG and SMA Type 3 and has received Orphan Drug Designation from the FDA for myasthenia gravis.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether Catalyst can successfully commercialize its product in Canada on a profitable basis, (ii) whether Catalyst will reach an agreement with a marketing and distribution partner to commercialize its product in Canada, (iii) whether Catalyst will have competition in Canada for its product, (iv) the impact in the United States if an amifampridine product is purchased in Canada for use in the United States, and (v) those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2019 and Catalyst’s other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb Solebury Trout (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com
Media Contact David Schull Russo Partners (212) 845-4271 david.schull@russopartnersllc.com

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